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                                                               Exhibit 23.2


                        INDEPENDENT AUDITORS' CONSENT



The Officers of the
  ACC Liquidating Trust (The Successor to Atlantic Cellular Company, L.P.)


We consent to the inclusion of our report dated February 17, 1998 with respect to the consolidated balance sheets of Atlantic Cellular Company, L.P. and Subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in Amendment No. 2 to the Registration Statement on Form S-3 of Rural Cellular Corporation filed February 7, 2000 and to the reference to our firm under the headings "Experts" in the Prospectus. Our report included an explanatory paragraph stating that the Partnership entered into two separate purchase and sale agreements in February 1998 which will result in the sale of substantially all of the Partnership's assets.


                                                                KPMG LLP


Providence, Rhode Island
February 7, 2000